Exhibit 10.25

Kemper Corporation 2011 Omnibus Equity Plan
NON-QUALIFIED STOCK OPTION AND SAR AGREEMENT
(Cliff-Vesting Form)
This NON-QUALIFIED STOCK OPTION AND SAR AGREEMENT (“Agreement”) is made as of this ______ day of ___________, 2___ (“Grant Date”) between KEMPER CORPORATION, a Delaware corporation (the “Company”), and «name» (the “Award Holder”), for an award consisting of the right and option (the “Option”) to purchase on the terms and conditions hereinafter set forth, all or any part (subject to the limitations of Section 3) of an aggregate of «shares» («number») shares of the Common Stock of the Company (“Common Stock”) at the purchase price of $______ per share.
SIGNATURES
As of the date set forth above, the parties have accepted the terms of this Agreement by signing this Agreement by an electronic signature, and each party agrees that such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.
KEMPER CORPORATION            AWARD HOLDER
By: «CEO Signature and Title»    «name»

RECITALS

A.    The Board of Directors of the Company has adopted the Kemper Corporation 2011 Omnibus Equity Plan (the “Plan”), including all amendments to date, to be administered by the Compensation Committee of the Company’s Board of Directors or any subcommittee thereof, or any other committee designated by the Board to administer the Plan (the “Committee”). Capitalized terms that are not defined herein shall be defined in accordance with the Plan.
B.    The Plan authorizes the Committee to grant to selected employees, directors and Third Party Service Providers of the Company or any Affiliate of the Company awards of various types, including of options to purchase shares of Common Stock of the Company and tandem stock appreciation rights (“SAR(s)”).
C.    Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its shareholders to grant a non-qualified stock option (and tandem SAR) to the Award Holder, and has approved the execution of this Non-Qualified Stock Option and SAR Agreement between the Company and the Award Holder.

D.    Neither the option nor the SAR granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the parties hereto agree as follows:
1.    Grant.
(a) The Company grants the Option to the Award Holder, which will Option be exercisable from time to time in accordance with the provisions of this Agreement during a period expiring on the tenth anniversary of the Grant Date or such later date as may result from the application of Section 6 (such anniversary or later date is referred to as the “Expiration Date”). The Option is also subject to early termination pursuant to Section 3(f) and Section 5.
(b) The Option is coupled with a SAR that is exercisable to the extent, and only to the extent, that the Option is exercisable under the vesting provisions of Section 2. The term of the SAR shall expire on the Expiration Date and shall be subject to early termination pursuant to Section 3(f) and Section 5. The SAR shall entitle the Award Holder to surrender the Option (or any portion thereof, subject to Section 3(a)) to the Company unexercised and receive in exchange for the surrender of the Option (or the surrendered portion thereof) that number of shares of the Company’s common stock having an aggregate value equal to: (A) the excess of the fair market value of one share of such stock (as determined in accordance with Section 4) over the purchase price per share specified on page one above (or, if applicable, such price as adjusted pursuant to Section 9 hereof), multiplied by (B) the number of such shares subject to the Option (or portion thereof) which is so surrendered.
2.    Vesting. The Award Holder may not purchase any shares by exercise of this Option or the SAR until the date on which they are exercisable (the “Vesting Date”). Subject to Section 5, the shares subject to this Option and SAR shall become exercisable on the fourth anniversary of the Grant Date.
Subject to early vesting or forfeiture pursuant to Section 5 or the terms of the Plan and no later than the Expiration Date, the Award Holder may purchase all or any part (subject to the limitations of Section 3) of the shares subject to this Option which are currently exercisable, or such lesser number of shares as may be available through the exercise of the SAR. The total number of shares subject to the Option and the number of shares subject to the Option which are currently exercisable by the Award Holder each shall be reduced by the number of shares previously acquired by the Award Holder pursuant to this Agreement.
3.    Manner of Exercise.
(a)    Each exercise of this Option shall be by means of a written notice of exercise delivered to the Company by the Award Holder or his or her Representative. Such notice shall identify the Options being exercised. When applicable, the notice shall also specify the number of shares of Common Stock that the Award Holder plans to deliver in payment of all or part of the exercise price. Before shares will be issued, the full purchase price of the shares subject to the Options being exercised shall be paid to the Company using the following methods, individually or in combination: (i) by check payable to the order of the Company in an amount equal to the purchase price, (ii) by Constructive or Actual Delivery of shares of Common Stock with a fair market value as of the close of business on the date of exercise equal to or greater than the purchase price, (iii) by electronic transfer of funds to an account of the Company, or (iv) by other means acceptable to the Committee. This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than fifty (50) shares unless the total number of shares covered by this Option is less than 50 on the date of exercise or unless this Option is scheduled to expire within six months of the date of exercise.
(b)    Each exercise of the SAR shall be by means of a written notice of exercise delivered to the Company, specifying whether the Award Holder is surrendering all or a portion of the Option and, if only a portion of the Option is being surrendered, how many shares are included in such portion (to the extent determinable by the Award Holder). Upon satisfaction of the Award Holder’s obligation to pay the Company the amount of all taxes that the Company is required to withhold in connection with such exercise as specified in Section 3(e) below, the Company shall issue to the Award Holder a number of shares of the Company’s common stock computed in accordance with Section 1(b) and the Option and the SAR (or the surrendered portions thereof) shall be deemed extinguished. The SAR may only be settled in shares of the Company’s common stock and not by payment of cash to the Award Holder. Any fractional share that would otherwise result from an exercise of the SAR shall be rounded down to the nearest whole share.
(c)    The date of exercise shall be: (i) in the case of a broker-assisted cashless exercise, the earlier of (A) the trade date of the related sale of stock or (B) the date that the Company receives the purchase price; (ii) in the case of a SAR, or an Option exercise in which the Award Holder elects to pay some or all of the exercise price and/or any related withholding taxes by Constructive or Actual Delivery of shares of Common Stock (or, in the case of such taxes, by directing the Company to withhold shares that would otherwise be issued upon exercise of such Option), the date that the Company receives written notice of such exercise; or (iii) in all other cases, the date that the Company receives the purchase price.
(d)    This Option and SAR may be exercised only by the Award Holder or his or her Representative, and not otherwise, regardless of any community property interest therein of the spouse of the Award Holder, or such spouse’s successors in interest. If the spouse of the Award Holder shall have acquired a community property interest in this Option and the SAR, the Award Holder, or the Award Holder’s Representative, may exercise the Option and the SAR on behalf of the spouse of the Award Holder or such spouse’s successors in interest.
(e)    Upon the exercise of this Option or SAR, the Company shall require the Award Holder or the Award Holder’s Representative to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such exercise. Subject to the limitations set forth in the next three sentences, the Award Holder or his/her Representative may elect to satisfy all or any portion of such tax withholding obligations either by: (i) any of the methods described in Sections 3(a)(i) through 3(a)(iv) above, or (ii) directing the Company to withhold shares that would otherwise have been issued pursuant to the exercise of this Option or SAR. Neither the Award Holder nor his/her Representative shall have the right to utilize Constructive or Actual

Delivery of shares of Common Stock or to have shares withheld, in either case, in excess of the minimum number required to satisfy applicable tax withholding requirements based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes. Shares used in either of the foregoing ways to satisfy tax withholding obligations will be valued at their fair market value on the date of exercise. In the case of an exercise of the SAR, the Company retains the right to require the Award Holder to pay any and all withholding taxes arising out of such exercise solely in cash.
(f)    In the event the Option (or any portion thereof) is exercised, then the SAR (or the corresponding portion) shall terminate. In the event that the SAR (or any portion thereof) is exercised, then the Option (or the corresponding portion) shall likewise terminate.
4.    Fair Market Value of Common Stock. The fair market value of a share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock, as reported by the New York Stock Exchange (or such other exchange on which the Shares of Common Stock are primarily traded) for the Grant Date or date of exercise, as applicable, or if such date is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof).
5.    Termination of Service. The Option may be subject to early vesting or forfeiture in accordance with the following provisions:
(a)    Death or Disability.
(i) If the Award Holder dies or becomes Disabled while in Service, then any portion of this Option and SAR granted hereunder that is outstanding but not vested on the date of the Award Holder’s death or Disability shall immediately vest on such date and, along with any previously-vested portion that is then outstanding, remain outstanding and exercisable until the earlier of the Expiration Date or one year from the date of death or the date the Award Holder first became Disabled, and any portion not exercised within such period shall be forfeited to the Company.
(ii) “Disabled” or “Disability” means that the Award Holder either:
(A)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and, with respect to an Award Holder who is an Employee, is receiving income replacement benefits for a period of not less than three months under an accident and health plan (e.g. a long term disability plan) covering Employees of the Company or Affiliate that employs the Award Holder; or
(B)    has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

(b)    Retirement.
(i)    If the Award Holder Retires but continues to provide Services, then any outstanding portion of this Option and SAR shall continue to vest and remain outstanding in accordance with this Agreement until he or she ceases to provide Services. If such Services cease as a result of death or Disability, then subsection (a) above shall apply. If such Services cease for any other reason, then subsection (b)(ii) below shall apply as if the Award Holder were Retiring on the date of such cessation of Services.
(ii)    If the Award Holder Retires but does not continue to provide Services as provided in subsection (b)(i) above, then such Award Holder may exercise any vested and outstanding portion of this Option and SAR until the earlier of one year from the date of Retirement or the Expiration Date and any portion that is not exercised within such period shall be forfeited to the Company, and any portion that is not vested on the date of Retirement shall be forfeited to the Company.
(iii)     For the purposes of this Agreement, “Retires” or “Retirement” shall mean the termination of the Award Holder’s employment on or after either attaining age 60 and completing ten years of Service as an Employee, or attaining age 65 and completing five years of Service as an Employee, and “Service” means that the Award Holder is employed by, or a Third Party Service Provider or member of the board of directors of, the Company or an Affiliate.
(c)    Divestiture of Employer. If the Company divests its controlling interest in an Affiliate, or if its control of such Affiliate otherwise ceases, and the Award Holder is in Service to such Affiliate and is not in Service to the Company or another Affiliate, then any unvested portion of this Option and SAR held by the Award Holder on the date of such divestiture or cessation of control shall be forfeited to the Company, and the Award Holder shall have until the earlier of 90 days from such date or the Expiration Date, in which to exercise any portion that is vested on such date, and any portion that is not exercised within such period shall be forfeited to the Company.
(d)    Other Termination of Employment. If the Award Holder ceases to be in Service under circumstances other than those set forth in the foregoing subsections (a) – (c), then:
(i)    If the termination of Service is not for Substantial Cause, then any portion of this Option and SAR held by the Award Holder that is not vested on the date of termination shall immediately be forfeited to the Company, and the Award Holder shall have until the earlier of 90 days from the date of termination or the Expiration Date in which to exercise any portion that is vested on such date, and any portion not exercised within such period shall be forfeited to the Company.
(ii)    If the termination of Service is for Substantial Cause, then any portion of this Option and SAR that remains outstanding on the date of termination (whether vested or unvested) shall be forfeited to the Company, notwithstanding any otherwise applicable term of this Agreement.

6.    Extension of Expiration in Certain Cases. From time to time, the Company may declare “blackout” periods during which the Award Holder may be prohibited from engaging in certain transactions in Company securities. In the event that the scheduled Expiration Date of this Option and SAR shall fall within a blackout period that has been declared by the Company and that applies to the Award Holder, then the Expiration Date shall automatically, and without further notice to Award Holder, be extended until such time as fifteen (15) consecutive business days have elapsed after the scheduled Expiration Date without interruption by any blackout period that applied to the Award Holder.
7.    Shares to be Issued in Compliance with Federal Securities Laws and Exchange Rules. No shares issuable upon the exercise of this Option or SAR shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of the New York Stock Exchange or such other exchange(s) or markets on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The Company shall use its best efforts and take all necessary or appropriate actions to assure that such full compliance on the part of the Company is made.
8.    No Assignment. This Option and SAR and all rights and privileges granted hereby (including the right of exercise) shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred to the spouse or former spouse of the Award Holder pursuant to any divorce proceedings, settlement or judgment. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or SAR or any other rights or privileges granted hereby contrary to the provisions hereof, this Option and SAR and all other rights and privileges contained herein shall immediately become null and void and of no further force or effect.
9.    Certain Adjustments; Change in Control.
(a)    The provisions of Sections 4.4 and 19.2 of the Plan relating to certain adjustments in the case of stock splits, reorganizations, equity restructurings and similar matters described therein are hereby incorporated in and made a part of this Agreement. Any such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Common Stock shall be issued under the Plan on any such adjustment.

(b)    This award may be subject to termination or early vesting in connection with a Change in Control in accordance with the provisions of Section 18.3 of the Plan.
10.    Participation by Award Holder in Other Company Plans. Nothing herein contained shall affect the right of the Award Holder to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any Affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.
11.    No Rights as a Stockholder Until Issuance of Shares. Neither the Award Holder nor his/her Representative shall be entitled to any of the rights or privileges of a stockholder of the Company in respect of any shares issuable upon any exercise of this Option or SAR unless and until such shares shall have been issued and delivered to: (i) Award Holder in the form of certificates, (ii) a brokerage or other account for the benefit of Award Holder either in certificate form or via “DWAC” or similar electronic means, or (iii) a book entry or direct registration account in the name of Award Holder.
12.    Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its Affiliates, expressed or implied, to employ the Award Holder or contract for the Award Holder’s services, to restrict the right of the Company or any of its Affiliates to discharge Award Holder or cease contracting for Award Holder’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Award Holder and the Company or any of its Affiliates.
13.    Agreement Subject to the Plan. This Option and SAR hereby granted are subject to, and the Company and the Award Holder agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such amendment shall adversely affect the Award Holder’s rights under this Agreement without the prior written consent of the Award Holder. To the extent that the terms or conditions of this Agreement conflict with the terms or conditions of the Plan, the Plan shall govern.
14.    Arbitration. Notwithstanding the terms of any other agreement in effect between the parties, all disputes related to this Agreement or any RSUs granted hereunder shall be submitted to final and binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules and Mediation Procedures (“AAA Rules”) as amended from time to time. A copy of the AAA Rules is available to the Award Holder upon written request to the Company’s Director of Human Resources at One East Wacker Drive, Chicago, Illinois 60601 (or such other address as the Company may specify from time to time), or may be obtained online at: www.adr.org.
To initiate arbitration, either party must file a Demand for Arbitration (“Demand”) in the manner described in the AAA Rules. After a Demand has been filed and served, either party may request that the dispute initially be mediated pursuant to the AAA Rules, in which event such dispute shall be mediated. If mediation does not fully resolve the dispute or if neither party requests mediation, then the matter will be subject to arbitration before a single arbitrator who shall have the power to award any types of legal or equitable relief (other than punitive damages) available in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and costs, and all defenses that would be applicable in a court of competent jurisdiction shall be available. Unless provided otherwise in the arbitrator’s award, each party will pay its own attorneys’ fees and costs. To the extent required by law or the AAA Rules, all administrative costs of arbitration (including reimbursement of filing fees) and the fees of the arbitrator will be paid by the Company. The parties agree that no class action proceedings (or joinder or consolidation with claims of any other person) may be brought in connection with this Agreement without the written consent of both parties.
15.    Governing Law. This Agreement and any disputes hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without application of its conflicts of laws principles, and the Federal Arbitration Act.
16.    Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the Option and SAR granted hereby and may not be amended except in a writing signed by both the Company and the Award Holder or his/her Representative. If any provision of this Agreement is deemed invalid, it shall be modified to the extent possible and minimally necessary to be enforceable, and, in any event, the remainder of this Agreement will be in full force and effect.
ADDITIONAL PROVISIONS APPLICABLE ONLY TO EXECUTIVE OFFICERS OF THE COMPANY:
17.    Clawbacks. Notwithstanding the terms regarding vesting and forfeitability or any other provision set forth in this Agreement, including (but not limited to) Sections 2 and 5 above, the rights, payments, and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required by applicable law, regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (collectively “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any action taken by the Company under this provision shall be made pursuant to the Committee’s determination, which shall be final, binding and conclusive.
18.    Stock Holding Period. The Award Holder agrees to hold all shares of Common Stock acquired upon the exercise of Options granted hereunder for a minimum of twelve months following the date of such exercise. This holding period shall not apply to shares sold or tendered by the Award Holder and/or withheld by the Company to pay the Option exercise price and/or to settle tax liabilities related to the Option exercise, and as otherwise may be provided under the Company’s Stock Ownership Policy.